As filed with the Securities and Exchange Commission on July 10, 2006

Registration No. 333-108838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

HEALTH CARE PROPERTY INVESTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	33-0091377
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806
(Address, Including Zip Code, of Principal Executive Offices)

Health Care Property Investors, Inc.

2000 Stock Incentive Plan

(Full Title of the Plan)

Edward J. Henning
Senior Vice President, General Counsel and Corporate Secretary
Health Care Property Investors, Inc.

3760 Kilroy Airport Way, Suite 300

Long Beach, California 90806
(562) 733-5100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Jeffrey W. Walbridge, Esq.
O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

EXPLANATORY NOTE

                Health Care Property Investors, Inc., a Maryland corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on September 16, 2003 (Commission File No. 333-108838 and referred to herein as the “Registration Statement”) with respect to shares of the Registrant’s common stock, par value $1.00 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Health Care Property Investors, Inc. 2000 Stock Incentive Plan (the “2000 Plan”). A total of 5,000,000 shares of Common Stock (as adjusted to reflect the Registrant’s two-for-one stock split on March 2, 2004) were initially registered for issuance under the Registration Statement.

                The Registrant has since adopted a new equity incentive plan, the Health Care Property Investors, Inc. 2006 Performance Incentive Plan (the “2006 Plan”), which replaces the 2000 Plan as of May 11, 2006, the date the Registrant’s stockholders approved the 2006 Plan. No future awards will be made under the 2000 Plan. According to the terms of the 2006 Plan, the shares of Common Stock that were available for grant under the 2000 Plan, but not actually subject to outstanding awards, as of May 11, 2006 are available for issuance under the 2006 Plan. The total number of shares of Common Stock available for grant under the 2000 Plan, but not actually subject to outstanding awards, on May 11, 2006 was 3,454,811 (referred to herein as the “Carryover Shares”). The Carryover Shares are hereby deregistered. The Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

                Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock now available for offer or sale pursuant to the 2006 Plan, including but not limited to the Carryover Shares.

                In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the 2000 Plan to the 2006 Plan, and (ii) to carry over the registration fees paid for the Carryover Shares from the Registration Statement to the Registration Statement on Form S-8 for the 2006 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Long Beach, State of California, on July 10, 2006.

HEALTH CARE PROPERTY INVESTORS, INC.

By:	/s/ James F. Flaherty III
James F. Flaherty III
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James F. Flaherty III	Chairman, Chief Executive Officer and President	July 10, 2006
James F. Flaherty III	(Principal Executive Officer)

/s/ Mark A. Wallace	Senior Vice President and Chief Financial Officer	July 10, 2006
Mark A. Wallace	(Principal Financial Officer)

/s/ George P. Doyle	Vice President and Chief Accounting Officer	July 10, 2006
George P. Doyle	(Principal Accounting Officer)

Director
Mary A. Cirillo-Goldberg

*	Director
Robert R. Fanning, Jr.

Director
David B. Henry

*	Director
Michael D. McKee

*	Director
Harold M. Messmer, Jr.

*	Director
Peter L. Rhein

*	Director
Kenneth B. Roath

*	Director
Richard M. Rosenberg

Director
Joseph P. Sullivan

* By:	/s/ Edward J. Henning	July 10, 2006
Edward J. Henning
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

24.	Power of Attorney (previously filed as an exhibit to the Registrant’s Registration Statement on Form S-8 to which this is Post-Effective Amendment No. 1 on Form S-8).